UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HF SINCLAIR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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HF SINCLAIR CORPORATION

2323 Victory Avenue, Suite 1400

Dallas, Texas 75219

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 13, 2026

This proxy statement supplement (this “Supplement”) dated May 12, 2026, supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of HF Sinclair Corporation (the “Company”) filed in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for its 2026 Annual Meeting of Stockholders to be held on May 13, 2026 (the “Annual Meeting”). This Supplement updates the Proxy Statement and should be read in conjunction with it.

This Supplement does not change the proposals to be acted upon at the Annual Meeting or the recommendations of the Board in relation thereto, which are described in the Proxy Statement.

Departure of Chief Executive Officer, President, and Director

As previously reported on a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on February 18, 2026, Mr. Timothy Go, the Company’s Chief Executive Officer and President, and a member of the Board, has been on a voluntary leave from his duties since February 17, 2026. As previously reported, effective February 17, 2026, the Board appointed Mr. Franklin Myers, the Chairperson of the Board, to serve as the Company’s Chief Executive Officer and President on a temporary basis.

On May 11, 2026, the Company and Mr. Go reached a mutually agreeable arrangement and entered into a Separation and Release Agreement (the “Separation Agreement”). Under this agreement, Mr. Go’s last day of employment with the Company was May 11, 2026 (the “Separation Date”). In addition, Mr. Go resigned from the Board and agreed that any position or role he had as an agent, officer or director of the Company, its predecessors, its subsidiaries or its affiliates, will end, in each case, effective as of the Separation Date. Mr. Go has confirmed that his departure from the Company and resignation from the Board are not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Pursuant to the Separation Agreement, each of the Company and Mr. Go are providing a mutual general release of claims and Mr. Go has agreed to comply with all obligations to which Mr. Go is subject that are intended to survive the termination of his employment with the Company, including, without limitation, any prior confidentiality, non-competition, no-recruitment or non-solicitation obligations set forth in the Company’s Severance Pay Plan and Mr. Go’s individual participation agreement pursuant to the Severance Pay Plan and equity award agreements between Mr. Go and the Company (collectively, the “Continuing Obligations”).

The Separation Agreement provides that Mr. Go will receive the following severance benefits: (a) a separation payment equal to $4,735,000 to be paid in twelve substantially equal monthly installments during the 12-month period beginning on the Separation Date; and (b) if Mr. Go timely elects COBRA, he will be permitted to continue to participate in the Company’s group health plan during the 12-month period beginning on the Separation Date at active employee rates. Mr. Go’s entitlement to the foregoing severance benefits is subject to Mr. Go’s continued compliance with his Continuing Obligations.

As of the date of his entry into the Separation Agreement, Mr. Go held outstanding equity awards pursuant to the Company’s long-term equity plan that consisted of 129,880 restricted stock units (the “RSUs”), and 349,808 performance share units (the “PSUs”). In connection with entry into the Separation Agreement, the Compensation Committee of the Board, in consultation with its independent compensation consultant and outside counsel, assessed a range of inputs, including peer group practices and benchmarks, and determined that it is appropriate to cause a portion of these equity awards to become vested. As a result, the Separation Agreement provides that Mr. Go will be entitled to the vesting and settlement of (i) 29,616 of the RSUs, and the conditional vesting of 163,609 of the PSUs. In the case of all PSUs, the vesting applies only to the time-based service requirements for the awards, as the PSUs will continue to be subject to the original performance criteria during the remaining performance period for the awards. Any PSUs that become earned based upon the actual performance criteria achieved for the applicable performance period will be settled as soon as reasonably practicable following that performance period. Mr. Go’s entitlement to partial vesting of his equity awards as described above is subject to (a) Mr. Go not revoking the general release of claims granted by him under the Separation Agreement and (b) his continued compliance with the Continuing Obligations.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which has been filed as Exhibit 10.1 to a Current Report on Form 8-K filed by the Company with the SEC on May 12, 2026.

As previously disclosed in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2026, Mr. Atanas Atanasov, the Company’s Executive Vice President and Chief Financial Officer, has been on leave from his duties since February 24, 2026. The Company has engaged in discussions regarding a mutually agreeable separation agreement with Mr. Atanasov. To date, the Company has not been successful in reaching such an agreement. There can be no assurance that the Company and Mr. Atanasov will reach a mutually agreeable separation agreement.

The Company’s Notice of Annual Meeting, proxy statement and 2025 Annual Report to stockholders are available on the internet at www.proxyvote.com.